Exhibit 99.1

Harland News Release
                                                       John H. Harland Company
                                             PO Box 105250, Atlanta, GA  30348
                                                                (770) 981-9460
                                                               www.harland.net
For More Information, Contact:

Investors                         Media
John Stakel                       John Pensec
Vice President, Treasurer         Director of Corporate Communications
770-593-5697                      770-593-5443
jstakel@harland.net               jpensec@harland.net




                     HARLAND REPORTS SECOND QUARTER EARNINGS

                         Company Increases Dividend 33%

ATLANTA (July 28, 2003) - John H. Harland Company (NYSE: JH) today reported results for the second quarter of 2003 and a 33% increase in its dividend.

Consolidated sales for the second quarter were $192.4 million, up 4.3% from the $184.5 million reported for the same period a year earlier. Consolidated net income for the quarter was $11.3 million, or $0.40 per share, a 12.9% decrease from 2002's second quarter net income of $12.9 million.

"We had a good quarter, especially given a slow economy," said Timothy C. Tuff, chairman and chief executive officer of Harland. "We continue to strengthen our position in a number of key market segments, and we are developing new products and services that we believe will differentiate us even further."

For the six months ended June 27, 2003, consolidated sales were $385.9 million, up 4.3% from the $370.1 million reported for the same period a year earlier. Consolidated net income for the six-month period was $24.4 million, or $0.86 per share, compared with $21.7 million or $0.70 per share for the same period in 2002. The 2002 six-month period results included a pre-tax charge of $6.9 million, equivalent to $0.14 per share, related to accelerated vesting of certain restricted stock grants.

Harland's board of directors declared a dividend of $0.10 per share, payable August 29, 2003 to shareholders of record as of August 20, 2003. This is the first change in the dividend since 1997.

Harland Reports Second Quarter Earnings
July 28, 2003
Page Two


"Recent tax law changes make dividends an increasingly effective way to return capital to our shareholders," said Tuff. "The increased dividend does not preclude us from repurchasing shares under our current authorization or from pursuing further acquisitions."

Segment Reporting

Harland reports results for three business segments: Printed Products, Software and Services and Scantron.

Sales for the quarter from the company's Printed Products segment were $123.1 million, 4.6% less than the $129.1 million reported for the same period a year earlier. Segment income from Printed Products for the quarter was $17.0 million, a 14.4% decrease from 2002's second quarter segment income of $19.8 million.

"We have rebuilt our sales force, have a number of new products and programs either launched or in final stages of development and are pleased with recent contract renewals by some of our larger customers," said Tuff. "However, the pricing environment continues to be extremely competitive, especially at the larger accounts."

Software and Services reported sales of $42.3 million for the quarter, up 39.7% from the $30.3 million reported for the same period in 2002. Segment income increased 21.8% to $3.6 million from the $2.9 million reported for the same period in 2002.

"Software and Services continued to exhibit good growth, and our segment results for the second quarter were driven by the strong performance of our Delivery Systems business," said Tuff. "Our acquisition of Premier Systems Inc. in the second quarter expanded our Core Systems business and allows us to now offer both in-house and outsourcing solutions for credit unions. With the addition of PSI, we now provide core processing software and services to more than 1,000 financial institutions."

Scantron reported sales of $27.4 million in the second quarter, a 7.1% increase from the $25.6 million reported in the second quarter of 2002. Segment income for the quarter decreased 27.6% to $5.2 million, compared with $7.2 million in the second quarter of 2002.

"Budget constraints in education continue to impact our Scantron business, and we continue to see the move from optical mark reader technology to imaging and other direct input methods of data collection," said Tuff. "Our new products are performing well, but the sales cycle remains extended."

Harland Reports Second Quarter Earnings
July 28, 2003
Page Three


"Although the second quarter was at the high end of our expectations, we are maintaining our previous guidance of $1.98 to $2.03 diluted earnings per share for the year," said Tuff. "We expect the effects of the sluggish economy on sales cycles, competition in the checks business and educational budget constraints for the balance of the year will result in lower-than-originally expected performance in our Printed Products and Scantron segments. We anticipate that this will be partially offset by the conversion of our steadily expanding sales pipeline in Software and Services. For the third quarter of 2003, we believe diluted earnings per share will be in the range of $0.48 to $0.53, flat to down slightly from the $0.53 diluted earnings per share reported in the third quarter of 2002."

Harland will hold a conference call Tuesday, July 29, 2003 at 10:00 a.m. EDT to discuss the results of the quarter and future outlook. Interested parties may listen in by accessing a live web cast in the investor relations section of Harland's website at http://www.harland.net. Additionally, the live conference call may be accessed by calling (719) 457-2624 and using the access code #412032.

A replay of the conference call will be available in the investor relations section of Harland's website (http://www.harland.net) beginning approximately two hours after the call and will remain available through midnight on August 12th. The rebroadcast will also be available until August 5th via telephone by calling (719) 457-0820 and using the access code #412032.

The company has posted quarterly segment information dating back to 2000. The segment information can be found in the investor relations section of the company's web site at http://www.harland.net.

                                       ###

About Harland
Atlanta-based John H. Harland Company (NYSE: JH) (http://www.harland.net) is a leading provider of software and printed products to the financial and educational markets. Harland Financial Solutions, Inc., a wholly owned subsidiary (http://www.harlandfinancialsolutions.com), supplies software and services, including customer relationship management, deposit and loan origination, core systems and mortgage services to thousands of financial institutions of all sizes. Harland's printed products offerings include checks, direct marketing and financial forms. Scantron Corporation (http://www.scantron.com), a wholly owned subsidiary, is a leading provider of both paper and electronic-based services and systems for the collection, management and interpretation of data to the financial, commercial and educational markets.

RISK FACTORS AND CAUTIONARY STATEMENTS
This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of John H. Harland Company and members of its management, as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that the actual results may differ materially from those contemplated by such forward-looking statements. Such differences could be material and adverse.

Harland Reports Second Quarter Earnings
July 28, 2003
Page Four


Many variables will impact the ability to achieve sales levels, improve service quality, achieve production efficiencies and reduce expenses in Printed Products. These include, but are not limited to, the continuing upgrade of our customer care infrastructure and systems used in the Company's manufacturing, sales, marketing, customer service and call center operations.

Several factors outside the Company's control could negatively impact check revenues. These include the continuing expansion of alternative payment systems such as credit cards, debit cards and other forms of electronic commerce or online payment systems. Check revenues may continue to be adversely affected by continued consolidation of financial institutions, competitive check pricing including up-front contract incentive payments, and the impact of governmental laws and regulations. There can be no assurances that the Company will not lose additional customers or that any such loss could be offset by the addition of new customers.

While the Company believes substantial growth opportunities exist in the Software and Services segment, there can be no assurances that the Company will achieve its revenue or earnings growth targets. The Company believes there are many risk factors inherent in its software business, including but not limited to the retention of employee talent and customers. Also, variables exist in the development of new software products, including the timing and costs of the development effort, product performance, functionality, product acceptance, competition, the Company's ability to integrate acquired companies, and general changes in economic conditions or U.S. financial markets.

Several factors outside of the Company's control could affect results in the Scantron segment. These include the rate of adoption of new electronic data collection, testing and assessment methods, which could negatively impact current forms, scanner sales and related service revenue. The Company continues to develop products and services that it believes offer state-of-the-art electronic data collection, testing and assessment solutions. However, variables exist in the development of new testing methods and technologies, including the timing and costs of the development effort, product performance, functionality, market acceptance, adoption rates, competition, the Company's ability to integrate acquired companies, and the funding of education at the federal, state and local level, all of which could have an impact on the Company's business.

Reference should be made to the Risk Factors and Cautionary Statements section of Harland's Form 10-K and Form 10-Q for additional information. Harland undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

                             John H. Harland Company
                              Financial Highlights
                   Condensed Statements of Income (Unaudited)
                                   (in 000's)
                                              Three Months ended
                                         June 27, 2003   June 28, 2002 %
----------------------------------------------------------------------------
Sales                                     $ 192,428       $ 184,486     4.3%
Cost of sales                                98,927          98,730     0.2%
Pct of Sales                                  51.4%           53.5%
                                          ----------      ----------
Gross profit                                 93,501          85,756     9.0%
Pct of Sales                                  48.6%           46.5%
Selling, general and administrative
  expenses                                   73,609          62,184    18.4%
Pct of Sales                                  38.3%           33.7%
Amortization of intangibles                     762             644    18.3%
Pct of Sales                                   0.4%            0.3%
                                          ----------      ----------
Operating Income                             19,130          22,928   -16.6%
Pct of Sales                                   9.9%           12.4%

Other Income (Expense):
  Interest expense                           (1,414)         (1,509)   -6.3%
    Pct of Sales                              -0.7%           -0.8%
  Other - net                                   (49)           (299)  -83.6%
    Pct of Sales                               0.0%           -0.2%
                                          ----------      ----------
Income before Income Taxes                   17,667          21,120   -16.3%
Pct of Sales                                   9.2%           11.4%
Income taxes                                  6,417           8,197   -21.7%
Pct of Sales                                   3.3%            4.4%
                                          ----------      ----------
Net Income                                $  11,250       $  12,923   -12.9%
                                          ==========      ==========
Pct of Sales                                    5.8%            7.0%

Earnings per Share
   Basic                                  $    0.41       $    0.44    -6.8%
   Diluted                                $    0.40       $    0.42    -4.8%
Weighted Average Shares (000)
   Basic                                     27,607          29,441    -6.2%
   Diluted                                   28,258          31,069    -9.1%
Shares O/S at end of period (000)            27,949          29,440    -5.1%
Return on Equity                              19.1%           23.2%    -4.1 pct pts
Depreciation and Amortization (000)       $  14,537       $  14,130     2.9%
Capital Expenditures (000)                $   7,646       $   9,217   -17.0%
Number of Employees
 (includes temporary employees)               5,133           5,171    -0.7%

Segment Information(1)

Printed Products
  Sales                                   $ 123,088       $ 129,054    -4.6%
  Depreciation & Amortization             $  10,368       $  10,564    -1.9%
  Segment Income(2)                       $  16,986       $  19,838   -14.4%

Software and Services
  Sales                                   $  42,291       $  30,276    39.7%
  Depreciation & Amortization             $   2,816       $   2,328    21.0%
  Segment Income(2)                       $   3,577       $   2,937    21.8%

Scantron
  Sales                                   $  27,418       $  25,598     7.1%
  Depreciation & Amortization             $   1,026       $     592    73.3%
  Segment Income(2)                       $   5,217       $   7,204   -27.6%

Note: During the second quarter of 2003, the Company reclassified a business from Software and Services to Printed Products and reclassified certain support activities from corporate to Printed Products. Prior period segment information has been restated to conform to the 2003 presentation.
 (1) Segment information does not include eliminations related to intercompany activity and does not include corporate expenses.
 (2) Segment income (loss) is defined as income before income taxes.

                             John H. Harland Company
                              Financial Highlights
                   Condensed Statements of Income (Unaudited)
                                   (in 000's)
                                               Six Months ended
                                         June 27, 2003   June 28, 2002 %
-----------------------------------------------------------------------------
Sales                                     $ 385,853       $ 370,058      4.3%
Cost of sales                               198,520         199,076     -0.3%
Pct of Sales                                  51.4%           53.8%
                                          ----------      ----------
Gross profit                                187,333         170,982      9.6%
Pct of Sales                                  48.6%           46.2%
Selling, general and administrative
  expenses                                  143,941         130,659     10.2%
Pct of Sales                                  37.3%           35.3%
Amortization of intangibles                   1,432           1,272     12.6%
Pct of Sales                                   0.4%            0.3%
                                          ----------      ----------
Operating Income                             41,960          39,051      7.4%
Pct of Sales                                  10.9%           11.9%

Other Income (Expense):
  Interest expense                           (2,884)         (3,093)    -6.8%
    Pct of Sales                              -0.7%           -0.8%
  Other - net                                    20            (314)  -106.4%
    Pct of Sales                               0.0%           -0.1%
                                          ----------      ----------
Income before Income Taxes                   39,096          35,644      9.7%
Pct of Sales                                  10.1%            9.6%
Income taxes                                 14,667          13,934      5.3%
Pct of Sales                                   3.8%            3.8%
                                          ----------      ----------
Net Income                                $  24,429       $  21,710     12.5%
                                          ==========      ==========
Pct of Sales                                    6.3%            5.9%

Earnings per Share
   Basic                                  $    0.88       $    0.74     18.9%
   Diluted                                $    0.86       $    0.70     22.9%
Weighted Average Shares (000)
   Basic                                     27,740          29,341     -5.5%
   Diluted                                   28,331          30,838     -8.1%
Shares O/S at end of period (000)            27,949          29,440     -5.1%
Return on Equity                              20.5%           20.1%      0.4 pct pts
Depreciation and Amortization (000)       $  28,804       $  27,679      4.1%
Capital Expenditures (000)                $  14,314       $  18,727    -23.6%
Number of Employees
 (includes temporary employees)               5,133           5,171     -0.7%

Segment Information(1)

Printed Products
  Sales                                   $ 250,982       $ 260,434     -3.6%
  Depreciation & Amortization             $  20,498       $  20,636     -0.7%
  Segment Income(2)                       $  37,767       $  41,055     -8.0%

Software and Services
  Sales                                   $  82,231       $  61,066     34.7%
  Depreciation & Amortization             $   5,566       $   4,566     21.9%
  Segment Income(2)                       $   7,876       $   6,540     20.4%

Scantron
  Sales                                   $  53,432       $  49,491      8.0%
  Depreciation & Amortization             $   1,991       $   1,187     67.7%
  Segment Income(2)                       $   9,064       $  13,373    -32.2%

Note: During the second quarter of 2003, the Company reclassified a business from Software and Services to Printed Products and reclassified certain support activities from corporate to Printed Products. Prior period segment information has been restated to conform to the 2003 presentation.
 (1) Segment information does not include eliminations related to intercompany activity and does not include corporate expenses.
 (2) Segment income (loss) is defined as income before income taxes.


                             John H. Harland Company
                              Financial Highlights
                      Condensed Balance Sheets (Unaudited)
                                   (in 000's)
                                           June 27,     December 31,
                                             2003           2002
--------------------------------------------------------------------

Cash & Cash Equivalents                  $   6,950      $  19,218
Accounts Receivable                         60,119         58,871
Inventory                                   16,762         18,191
Deferred Income Taxes                       27,216         26,977
Prepaid & Other                             17,220         15,568
                                         ----------     ----------
Total Current Assets                       128,267        138,825

Investments                                  5,027          3,917
Goodwill                                   218,039        210,462
Intangibles - Net                           18,695         14,127
Refundable Contract Payments                38,311         23,281
Other                                       23,865         25,860
Property, Plant and Equipment - Net        132,093        134,215
                                         ----------     ----------
Total Assets                             $ 564,297      $ 550,687
                                         ==========     ==========

Accounts Payable                         $  24,029      $  22,599
Deferred Revenues                           64,521         53,311
Accrued Liabilities:
   Salaries, Wages and Employee Benefits    23,855         31,039
   Taxes                                    22,699         18,817
   Other                                    20,968         21,320
                                         ----------     ----------
Total Current Liabilities                  156,072        147,086

Long-Term Debt                             139,318        144,106
Other Liabilities                           25,552         25,501
Shareholders' Equity                       243,355        233,994
                                         ----------     ----------
Total Liabilities and Equity             $ 564,297      $ 550,687
                                         ==========     ==========



                             John H. Harland Company
                              Financial Highlights
                 Condensed Statements of Cash Flows (Unaudited)
                                   (in 000's)
                                                      Six Months ended
                                                June 27, 2003   June 28, 2002
-----------------------------------------------------------------------------
Operating Activities:
Net income                                        $ 24,429        $ 21,710
Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation and amortization                     28,804          27,679
  Stock-based compensation                           1,203           7,480
  Other                                                156             834
  Changes in assets and liabilities                    852           2,281
  Refundable contract payments                     (20,922)         (5,256)
                                                  ---------       ---------
Net cash provided by operating activities           34,522          54,728
                                                  ---------       ---------

Investing Activities:
Purchases of property, plant and equipment         (14,314)        (18,727)
Payment of acquisition of businesses -
  net of cash acquired                             (11,293)        (10,803)
Other                                                1,388           1,215
                                                  ---------       ---------
Net cash used in investing activities              (24,219)        (28,315)
                                                  ---------       ---------

Financing Activities:
Purchases of treasury stock                        (19,138)         (1,568)
Issuance of treasury stock                           5,038           9,215
Long-term debt - net                                (4,788)        (28,029)
Other                                               (3,683)         (5,581)
                                                  ---------       ---------
Net cash used in financing activities              (22,571)        (25,963)
                                                  ---------       ---------

Increase (decrease) in cash and cash equivalents   (12,268)            450
Cash and cash equivalents at beginning of period    19,218          10,096
                                                  ---------       ---------
Cash and cash equivalents at end of period        $  6,950        $ 10,546
                                                  =========       =========
